Etsy Announces the Appointment of Andy Ballard to its Board of Directors

BROOKLYN, N.Y., September 21, 2021 /PRNewswire/ -- Etsy, Inc. (Nasdaq: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced that its Board of Directors has appointed Andy Ballard to the company's Board, effective September 30, 2021. Etsy also announced that Edith Cooper has resigned from the Board to focus on other commitments, effective September 14, 2021.

Andy is currently the CEO of Wiser Solutions, which enables brands and retailers to harness the power of data to drive better decisions to serve their customers. Over the course of his nearly three-decade career he has held leadership positions across the technology, media, and finance industries.

Josh Silverman, Etsy’s Chief Executive Officer, commented, "I am delighted to welcome Andy to Etsy’s Board of Directors. Andy is a seasoned leader whose technology and management expertise complements the skillset of our existing board. He is passionate about empowering our community of more than 5 million sellers as well as advancing our efforts to nurture a diverse and inclusive workforce and marketplace.”

Andy Ballard commented, “Etsy’s track record over the past several years speaks for itself, and I am excited to work with the talented team and Board to support the continued growth of a company that has an incredibly powerful mission, beloved brand and vibrant community, and is a known leader when it comes to leveraging business to drive social good.”

Josh added, “I’d also like to extend a heartfelt thank you to Edith. Since joining the Board in 2018, her expert counsel and contributions have helped Etsy navigate a period of transformative growth. We wish her the best in her future endeavors.”

About Andy Ballard

Andy currently serves as the Chief Executive Officer and Co-Founder of Wiser Solutions, Inc., a software and data company. He is the founder and managing partner of Figtree Partners, an investment firm focused on software and technology. Andy was previously a senior advisor and managing director at the private equity firm Hellman & Friedman LLC. Earlier in his career, he worked at Bain Capital, LLC and Bain & Company, Inc. Andy currently serves on the Board of Directors of Domino’s Pizza, Inc., CrossFit, Datacor, Inc., and Zignal Labs. He’s previously served on the board of Activant Solutions Inc., Catalina Marketing Corporation, DoubleClick Inc., Getty Images, Inc., Internet Brands, Inc. and Vertafore, Inc.

About Etsy

Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to "Keep Commerce Human," and we're committed to using the power of business to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.

Etsy, Inc.'s "House of Brands" portfolio also includes fashion resale marketplace Depop, musical instrument marketplace Reverb, and Brazil-based handmade goods marketplace Elo7. Each Etsy, Inc. marketplace operates independently, while benefiting from shared expertise in product, marketing, technology, and customer support.

Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.

Investor Relations Contact:

Deb Wasser, Vice President, Investor Relations & ESG Engagement and Gabe Ratcliff, Director of Investor Relations

ir@etsy.com

Media Relations Contact:

Kelly Clausen, Senior Director, Corporate Communications and Partnerships

press@etsy.com